Exhibit 99.1

Civista Bancshares, Inc. Announces Second Quarter 2018 Earnings

Sandusky, Ohio, July 27, 2018 /PRNewswire/– Civista Bancshares, Inc. (NASDAQ:CIVB) (“Civista”) reported net income available to common shareholders of $2.7 million, or $0.24 per diluted share, for the second quarter of 2018, compared with $3.3 million, or $0.29 per diluted share, for the prior year period. For the six-month period ended June 30, 2018, Civista reported net income available to common shareholders of $9.4 million or $0.79 per diluted share, compared to $7.6 million or $0.68 per diluted share, in the same period of 2017. The results for both the second quarter and six-month periods include approximately $3.2 million or $0.20 per diluted share of pre-tax merger related expenses for the acquisition of United Community Bancorp (“UCB”). The increase in diluted earnings per share when comparing 2018 to 2017 was partially offset by an increase in dilutive shares outstanding as a result of the 1.6 million shares of stock issued in February 2017.

“We had a very successful second quarter in 2018. While we have begun to incur expenses related to the acquisition of UCB, those expenses have been in line with our initial projections. Our core earnings per share increased $0.31 per diluted share. Our loan balances have begun to pick up and we had annualized loan growth of 9.1% in the quarter. We recently announced our dividend for the third quarter of 2018 at $0.09 per share which is an increase of 28.6%. We announced earlier this week that we have obtained all necessary shareholder and regulatory approvals for the closing of the UCB acquisition. We look forward to welcoming the UCB shareholders, customers and employees to Civista.” said Dennis G. Shaffer, President and CEO of Civista.

Results of Operations:

Net interest income increased $1.4 million, or 10.5% for the second quarter of 2018, and $3.3 million or 12.5% and for the six months ended June 30, compared to the same periods of 2017. Interest income increased $1.9 million, or 13.6% for the second quarter of 2018 and $4.2 million or 14.9% for the six-month period ended June 30. For both periods, an increase in average loans outstanding, as well as an increase in loan yields, contributed to the increase in interest income compared to 2017. Interest expense increased $533 thousand or 61.9% for the second quarter of 2018 and $887 thousand or 53.5% for the six-months ended June 30 compared to the same periods of 2017. The increase in interest expense is due to both an increase in average balances and an increase in the cost of interest-bearing liabilities. The tax equivalent net interest margin increased 16 basis points to 4.21% for the second quarter of 2018, compared to 4.05% for the same period a year ago and increased 27 basis points to 4.13% for the six months ended June 30, 2018, compared to 3.86% for the same period a year ago.

Mr. Shaffer continued, “While we have seen an increase in our funding costs, the increase in our interest income has exceeded our interest expense. We have been, and continue to be, positioned to take advantage of rising rates.”

Average Balance Analysis

(Unaudited - Dollars in thousands except share data)

	Three Months Ended June 30,
	2018			2017
	Average balance	Interest	Yield/ rate *	Average balance	Interest	Yield/ rate *
Assets:
Interest-earning assets:
Loans	$1,158,956	$14,144	4.90%	$1,092,574	$12,412	4.56%
Taxable securities	145,435	1,040	2.85%	150,250	940	2.54%
Non-taxable securities	101,866	886	4.46%	88,150	784	5.58%
Interest-bearing deposits in other banks	21,696	90	1.66%	37,413	92	0.99%

Total interest-earning assets	$1,427,953	16,160	4.60%	$1,368,387	14,228	4.30%

Noninterest-earning assets:
Cash and due from financial institutions	36,501			38,150
Premises and equipment, net	17,549			18,127
Accrued interest receivable	5,270			4,939
Intangible assets	28,351			28,680
Other assets	12,781			9,815
Bank owned life insurance	25,317			24,746
Less allowance for loan losses	(12,935)			(13,173)

Total Assets	$1,540,787			$1,479,671

Liabilities and Shareholders Equity:
Interest-bearing liabilities:
Demand and savings	$615,667	$250	0.16%	$576,072	$130	0.09%
Time	140,622	320	0.91%	161,398	298	0.74%
FHLB	103,460	482	1.87%	56,672	170	1.20%
Subordinated debentures	29,427	338	4.61%	29,427	258	3.52%
Repurchase Agreements	16,546	4	0.10%	17,985	5	0.11%

Total interest-bearing liabilities	$905,722	1,394	0.62%	$841,554	861	0.41%

Noninterest-bearing deposits	434,126			449,170
Other liabilities	12,609			12,662
Shareholders’ Equity	188,330			176,285

Total Liabilities and Shareholders’ Equity	$1,540,787			$1,479,671

Net interest income and interest rate spread		$14,766	3.98%		$13,367	3.89%

Net interest margin			4.21%			4.05%

*	- Interest yields are calculated using a 21% tax-equivalent adjustment for 2018 and a 35% tax-equivalent adjustment for 2017

Average Balance Analysis

(Unaudited - Dollars in thousands except share data)

	Six Months Ended June 30,
	2018			2017
	Average balance	Interest	Yield/ rate *	Average balance	Interest	Yield/ rate *
Assets:
Interest-earning assets:
Loans	$1,153,230	$27,783	4.86%	$1,080,307	$24,189	4.52%
Taxable securities	143,229	2,026	2.84%	141,253	1,787	2.58%
Non-taxable securities	101,673	1,764	4.49%	83,506	1,496	5.63%
Interest-bearing deposits in other banks	67,108	511	1.54%	112,695	448	0.80%

Total interest-earning assets	$1,465,240	32,084	4.48%	$1,417,761	27,920	4.09%

Noninterest-earning assets:
Cash and due from financial institutions	64,211			68,144
Premises and equipment, net	17,641			18,125
Accrued interest receivable	4,860			4,439
Intangible assets	28,359			28,753
Other assets	12,968			10,069
Bank owned life insurance	25,247			24,675
Less allowance for loan losses	(13,037)			(13,242)

Total Assets	$1,605,489			$1,558,724

Liabilities and Shareholders Equity:
Interest-bearing liabilities:
Demand and savings	$615,940	$502	0.16%	$576,936	$253	0.09%
Time	163,878	775	0.95%	175,614	639	0.73%
FHLB	71,727	634	1.78%	42,634	258	1.22%
Subordinated debentures	29,427	626	4.29%	29,427	499	3.42%
Repurchase Agreements	17,467	9	0.10%	20,767	10	0.10%

Total interest-bearing liabilities	$898,439	2,546	0.57%	$845,378	1,659	0.40%

Noninterest-bearing deposits	506,002			536,260
Other liabilities	14,656			12,912
Shareholders’ Equity	186,392			164,174

Total Liabilities and Shareholders’ Equity	$1,605,489			$1,558,724

Net interest income and interest rate spread		$29,538	3.91%		$26,261	3.69%

Net interest margin			4.13%			3.86%

*	- Interest yields are calculated using a 21% tax-equivalent adjustment for 2018 and a 35% tax-equivalent adjustment for 2017

No provision for loan losses was recorded during 2018 and 2017.

For the second quarter of 2018, noninterest income totaled $4.4 million, an increase of $289 thousand, or 7.0%, compared to the prior year’s second quarter. Noninterest income for the first six-months of 2018 totaled $10.0 million, an increase of $769 thousand, or 8.3%, compared to the prior year’s first six months.

Noninterest income

(dollars in thousands)	Three months ended June 30,		Six months ended June 30,
	2018	2017	2018	2017
Service charges	$1,359	$1,387	$2,493	$2,432
Net gain on sale of securities	40	—	80	—
Net gain on sale of loans	474	478	807	735
ATM fees	588	567	1,142	1,076
Wealth management fees	836	738	1,688	1,445
Tax refund processing fees	550	550	2,750	2,750
Other	543	381	1,046	799

Total noninterest income	$4,390	$4,101	$10,006	$9,237

Gain on sale of loans increased $72 thousand, or 9.8%, for the six-month period ended June 30 due to an increase in the volume of loans sold of $6.0 million, or 19.1%, compared to the same period in 2017. Wealth management fees increased $98 thousand, or 13.3%, and $243 thousand, or 16.8%, for the second quarter and six-month periods ended June 30, 2018 and 2017. Assets under management increased $1.1 million in the second quarter of 2018 and $13.7 million or 3.0% since the end of the second quarter 2017. Other noninterest income increased for the second quarter and six-month periods due to an increase in swap related income of $108 thousand and $166 thousand, respectively.

For the second quarter of 2018, noninterest expense totaled $15.9 million, an increase of $3.4 million, or 26.9%, compared to the prior year’s second quarter. Noninterest expense for the first six-months of 2018 increased $4.1 million, or 17.0%, when compared to the first six-months of 2017.

Noninterest expense

(dollars in thousands)	Three months ended June 30,		Six months ended June 30,
	2018	2017	2018	2017
Compensation expense	$7,385	$6,943	$14,759	$13,925
Net occupancy and equipment	1,186	1,073	2,321	2,059
Contracted data processing	2,739	429	3,087	818
Taxes and assessments	479	388	948	810
Professional services	1,483	733	2,035	1,184
Amortization of intangible assets	26	158	59	325
Marketing	320	276	638	528
Other	2,310	2,549	4,286	4,402

Total noninterest expense	$15,928	$12,549	$28,133	$24,051

Compensation expense increased $442 thousand, or 6.4%, for the second quarter and $834 thousand, or 6.0%, for the six-month period ending June 30, 2018. Employee salaries and incentives increased $415 thousand for the three months and $690 thousand for the six months ended June 30, 2018 compared to last year. Additionally, employee benefits increased $17 thousand for the three months and $113 thousand for the six months ended June 30, 2018 compared to last year. Net occupancy and equipment expense increased $113, or 10.5%, and $262, or 12.7%, for the three and six-month periods ended June 30, 2018, primarily due to increases in grounds maintenance and utilities, as a result of the extended winter weather we experienced in our region. Contracted data processing expenses increased $2.3 million, or 538.5%, and $2.3 million, or 277.4%, for the three and six-month periods ended June 30, 2018, due to expenses incurred for the data processing conversion of UCB. Both periods of 2018 included approximately $2.4 million of data conversion expenses related to the UCB acquisition. Professional services costs increased $750 thousand, or 102.3%, for the second quarter and $851 thousand, or 71.9%, for the six-month period ending June 30, 2018. Both periods of 2018 included approximately $700 thousand of legal and consulting expenses related to the UCB acquisition.

The efficiency ratio was 70.3% for the six months ended June 30, 2018 compared to 66.3% for the six months ended June 30, 2017. The increase in the efficiency ratio is due primarily to $3.2 million of expenses related to the pending merger with UCB, partially offset by an increase in net interest income. The merger expenses in the second quarter of 2018 accounted for 790 basis points of the change.

The 2018 impact of the Tax Cut and Jobs Act was a reduction of income tax expense of approximately $195 thousand or $0.02 per diluted share for the second quarter of 2018 and $1.1 million, or $0.09 per diluted share for the first six-months of 2018. Civista’ s effective income tax rate for the second quarter and six-month period ended June 30, 2018 was 6.6% and 12.3%, respectively.

Balance Sheet

Total assets increased $22.5 million, or 1.5%, from December 31, 2017 to June 30, 2018, primarily due to an increase in the loan portfolio of $15.4 million.

End of period loan balances

(dollars in thousands)

	June 30, 2018	December 31, 2017	$ Change	% Change
Commercial and Agriculture	$153,742	$152,473	$1,269	0.8%
Commercial Real Estate:
Owner Occupied	169,745	164,099	5,646	3.4%
Non-owner Occupied	431,095	425,623	5,472	1.3%
Residential Real Estate	271,207	268,735	2,472	0.9%
Real Estate Construction	100,812	97,531	3,281	3.4%
Farm Real Estate	37,845	39,461	(1,616)	-4.1%
Consumer and Other	15,586	16,739	(1,153)	-6.9%

Total Loans	$1,180,032	$1,164,661	$15,371	1.3%

The $15.4 million, or 1.3%, increase in the loan portfolio from December 31, 2017 to June 30, 2018 is due to increases in our Commercial Real Estate and Real Estate Construction loan portfolios.

Mr. Shaffer continued, “The growth in our loan portfolio was slowed by the weather in the first quarter of this year. While our year-to-date growth is only 1.3% or 2.6% annually, our annualized growth in the second quarter was 9.1%. Our pipelines are strong and we are optimistic about our growth prospects for the rest of 2018. ”

Total deposits decreased $58.8 million, or 4.9%, from December 31, 2017 to June 30, 2018. The decrease was due primarily to a reduction of brokered deposits partially offset by cash balances related to the tax refund processing program.

End of period deposit balances

(dollars in thousands)

	June 30, 2018	December 31, 2017	$ Change	% Change
Noninterest-bearing demand	$391,785	$361,964	$29,821	8.2%
Interest-bearing demand	194,708	183,680	11,028	6.0%
Savings and money market	412,755	404,690	8,065	2.0%
Time deposits	130,373	133,853	(3,480)	-2.6%
Brokered deposits	16,551	120,736	(104,185)	-86.3%

Total Deposits	$1,146,172	$1,204,923	$(58,751)	-4.9%

The increase in noninterest-bearing demand is due to an increase in deposits from the tax refund processing program of $53.2 million offset by a decrease in business deposits of $25.4 million. Interest-bearing demand deposits increased due to a $13.4 million increase in public funds accounts. Savings and money market deposits increased due to a $6.1 million increase in statement savings and a $1.9 million increase in personal money market accounts. Brokered deposits decreased due to a shift to overnight FHLB advances for wholesale funding.

Federal Home Loan Bank advances increased $84.3 million to $156.2 million at June 30, 2018 or 117.2% from December 31, 2017 to June 30, 2018, due to a short term shift in wholesale funding sources.

Total shareholders’ equity increased $5.4 million, or 2.9%, from December 31, 2017 to June 30, 2018, primarily due to a $8.2 million increase in retained earnings, partially offset by a $3.4 million decrease in accumulated other comprehensive income. During the second quarter of 2018, $3.8 million of preferred stock was converted to common stock. Since issuance in December 2013, approximately $9.9 million has been converted from preferred stock to common stock.

Asset Quality

The Company recorded net charge-offs of $267 thousand for the first half of 2018 compared to $258 thousand for the same period of 2017.

Allowance for Loan Losses

(dollars in thousands)
	June 30, 2018	June 30, 2017
Beginning of period	$13,134	$13,305
Charge-offs	(651)	(488)
Recoveries	384	230
Provision	—	—

End of period	$12,867	$13,047

The allowance for loan losses to loans was 1.09% for 2018 and 1.19% for 2017. The decrease in the ratio is primarily due to our continued improvement in asset quality during 2018. The non-performing assets to assets ratio decreased to 0.49% from 0.71% in 2017. The allowance for loan losses to non-performing loans increased to 168.36% from 154.41% in 2017.

Non-performing assets at June 30, 2018 were $7.6 million, a 20.0% decrease from December 31, 2017.

Non-performing Assets

(dollars in thousands)	June 30, 2018	December 31, 2017
Non-accrual loans	$4,887	$6,648
Restructured loans	2,755	2,888

Total non-performing loans	7,642	9,536
Other Real Estate Owned	—	16

Total non-performing assets	$7,642	$9,552

Conference Call and Webcast

Civista Bancshares, Inc. will also host a conference call to discuss the Company’s financial results for the second quarter of 2018 at 1:00 p.m. ET on Friday July 27, 2018. Interested parties can access the live webcast of the conference call through the Investor Relations section of the Company’s website, www.civb.com. Participants can also listen to the conference call by dialing 855-238-2712 and ask to be joined into the Civista Bancshares, Inc. Second Quarter 2018 Earnings call. Please log in or dial in at least 10 minutes prior to the start time to ensure a connection.

An archive of the webcast will be available for one year on the Investor Relations section of the Company’s website (www.civb.com).

Forward Looking Statements

This press release may contain forward-looking statements regarding the financial performance, business prospects, growth and operating strategies of Civista. For these statements, Civista claims the protections of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Statements in this press release should be considered in conjunction with the other information available about Civista, including the information in the filings we make with the Securities and Exchange Commission. Forward-looking statements provide current expectations or forecasts of future events and are not guarantees of future performance. The forward-looking statements are based on management’s expectations and are subject to a number of risks and uncertainties. We have tried, wherever possible, to identify such statements by using words such as “anticipate,” “estimate,” “project,” “intend,” “plan,” “believe,” “will” and similar expressions in connection with any discussion of future operating or financial performance. Although management believes that the expectations reflected in such forward-looking statements are reasonable, actual results may differ materially from those expressed or implied in such statements. Risks and uncertainties that could cause actual results to differ materially include risk factors relating to the banking industry and the other factors detailed from time to time in Civista’ reports filed with the Securities and Exchange Commission, including those described in “Item 1A Risk Factors” of Part I of Civista’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017. Undue reliance should not be placed on the forward-looking statements, which speak only as of the date hereof. Civista does not undertake, and specifically disclaims any obligation, to update any forward-looking statement to reflect the events or circumstances after the date on which the forward-looking statement is made, or reflect the occurrence of unanticipated events, except to the extent required by law.

Civista Bancshares, Inc. is a $1.5 billion bank holding company headquartered in Sandusky, Ohio. The Company’s banking subsidiary, Civista Bank, operates 29 locations in Northern, Central and Southwestern Ohio. Civista Bancshares, Inc. may be accessed at HUwww.civb.comUH. The Company’s common shares are traded on the NASDAQ Capital Market under the symbol “CIVB”. The Company’s depositary shares, each representing a 1/40th ownership interest in a Series B Preferred Share, are traded on the NASDAQ Capital Market under the symbol “CIVBP”.

For additional information, contact:

Dennis G. Shaffer

President and CEO

Civista Bancshares, Inc.

888-645-4121

Civista Bancshares, Inc.

Financial Highlights

(dollars in thousands, except share amounts)

Consolidated Condensed Statement of Income

	Three Months Ended June 30, (unaudited)		Six Months Ended June 30, (unaudited)
	2018	2017	2018	2017
Interest income	16,160	14,228	32,084	27,920
Interest expense	1,394	861	2,546	1,659

Net interest income	14,766	13,367	29,538	26,261
Provision for loan losses	—	—	—	—

Net interest income after provision	14,766	13,367	29,538	26,261
Noninterest income	4,390	4,101	10,006	9,237
Noninterest expense	15,928	12,549	28,133	24,051

Income before taxes	3,228	4,919	11,411	11,447
Income tax expense	214	1,323	1,408	3,216

Net income	3,014	3,596	10,003	8,231
Preferred stock dividends	299	308	602	627

Net income available to common shareholders	2,715	3,288	9,401	7,604

Dividends per common share	$0.07	$0.06	$0.14	$0.12

Earnings per common share,
basic	$0.26	$0.32	$0.91	$0.79
diluted	$0.24	$0.29	$0.79	$0.68

Average shares outstanding,
basic	10,470,839	10,162,527	10,342,763	9,634,363
diluted	12,615,336	12,593,876	12,606,415	12,103,828

Selected financial ratios:
Return on average assets	0.78%	0.97%	1.26%	1.06%
Return on average equity	6.42%	8.18%	10.82%	10.11%
Dividend payout ratio	24.32%	16.96%	14.48%	14.05%
Net interest margin (tax equivalent)	4.21%	4.05%	4.13%	3.86%

Selected Balance Sheet Items

	June 30, 2018	December 31, 2017
	(unaudited)	(unaudited)
Cash and due from financial institutions	$41,156	$40,519
Investment securities	231,013	231,062
Loans held for sale	4,058	2,197
Loans	1,180,032	1,164,661
Less allowance for loan losses	12,867	13,134

Net loans	1,167,165	1,151,527
Other securities	15,154	14,247
Fixed assets	17,308	17,611
Goodwill and other intangibles	28,342	28,374
Bank owned life insurance	25,411	25,125
Other assets	18,700	15,195

Total assets	$1,548,307	$1,525,857

Total deposits	$1,146,172	$1,204,923
Federal Home Loan Bank advances	156,200	71,900
Securities sold under agreements to repurchase	14,230	21,755
Subordinated debentures	29,427	29,427
Accrued expenses and other liabilities	12,430	13,391
Total shareholders’ equity	189,848	184,461

Total liabilities and shareholders’ equity	$1,548,307	$1,525,857

Shares outstanding at period end	10,788,892	10,198,475

Book value per share	$16.37	$16.39
Equity to asset ratio	12.26%	12.09%

Selected asset quality ratios:
Allowance for loan losses to total loans	1.09%	1.13%
Non-performing assets to total assets	0.49%	0.63%
Allowance for loan losses to non-performing loans	168.36%	137.73%

Non-performing asset analysis
Nonaccrual loans	$4,887	$6,648
Troubled debt restructurings	2,755	2,888
Other real estate owned	—	16

Total	$7,642	$9,552

Supplemental Financial Information

(Unaudited - Dollars in thousands except share data)

End of Period Balances	June 30, 2018	March 31, 2018	December 31, 2017	September 30, 2017	June 30, 2017
Assets
Cash and due from banks	$41,156	$118,970	$40,519	$33,394	$39,515
Securities available for sale	231,013	234,915	231,062	229,419	230,197
Loans held for sale	4,058	2,379	2,197	4,662	4,728
Loans	1,180,032	1,153,758	1,164,661	1,141,992	1,100,817
Allowance for loan losses	(12,867)	(12,814)	(13,134)	(12,946)	(13,047)

Net Loans	1,167,165	1,140,944	1,151,527	1,129,046	1,087,770
Other securities	15,154	14,247	14,247	14,247	14,225
Fixed assets	17,308	17,424	17,611	17,688	17,777
Goodwill and other intangibles	28,342	28,354	28,374	28,455	28,589
Bank owned life insurance	25,411	25,267	25,125	24,981	24,839
Other assets	18,700	17,805	15,195	14,196	14,375

Total Assets	$1,548,307	$1,600,305	$1,525,857	$1,496,088	$1,462,015

Liabilities
Total deposits	$1,146,172	$1,290,671	$1,204,923	$1,201,289	$1,164,888
Federal Home Loan Bank advances	156,200	60,000	71,900	56,750	63,300
Securities sold under agreement to repurchase	14,230	17,452	21,755	15,148	12,730
Subordinated debentures	29,427	29,427	29,427	29,427	29,427
Accrued expenses and other liabilities	12,430	14,712	13,391	11,493	12,827

Total liabilities	1,358,459	1,412,262	1,341,396	1,314,107	1,283,172

Shareholders’ Equity
Preferred shares, Series B	13,250	17,034	17,358	17,557	17,568
Common stock	158,191	154,170	153,810	153,562	153,495
Accumulated earnings	39,898	37,902	31,652	28,494	25,751
Treasury stock	(17,235)	(17,235)	(17,235)	(17,235)	(17,235)
Accumulated other comprehensive income (loss)	(4,256)	(3,828)	(1,124)	(397)	(736)

Total shareholders’ equity	189,848	188,043	184,461	181,981	178,843

Total Liabilities and Shareholders’ Equity	$1,548,307	$1,600,305	$1,525,857	$1,496,088	$1,462,015

Quarterly Average Balances
Assets:
Earning assets	$1,427,953	$1,502,943	$1,408,479	$1,377,137	$1,368,387
Securities	247,301	242,477	243,623	243,556	238,400
Loans	1,158,956	1,147,441	1,152,595	1,122,131	1,092,574
Liabilities and Shareholders’ Equity
Total deposits	$1,190,415	$1,380,413	$1,218,502	$1,152,235	$1,186,640
Interest-bearing deposits	756,289	803,604	849,423	788,452	737,470
Interest-bearing liabilities	149,433	87,467	91,515	130,057	104,084
Total shareholders’ equity	188,330	184,432	182,495	179,925	176,285

Supplemental Financial Information

(Unaudited - Dollars in thousands except share data)

	Three Months Ended
Income statement	June 30, 2018	March 31, 2018	December 31, 2017	September 30, 2017	June 30, 2017
Total interest income	$16,160	$15,924	$15,839	$14,836	$14,228
Total interest expense	1,394	1,152	1,276	1,156	861

Net interest income	14,766	14,772	14,563	13,680	13,367
Provision for loan losses	—	—	—	—	—
Noninterest income	4,390	5,616	3,630	3,465	4,101
Noninterest expense	15,928	12,205	12,387	12,167	12,549

Income before taxes	3,228	8,183	5,806	4,978	4,919
Income tax expense	214	1,194	1,826	1,318	1,323

Net income	3,014	6,989	3,980	3,660	3,596
Preferred stock dividends	299	303	308	308	308

Net income available to common shareholders	$2,715	$6,686	$3,672	$3,352	$3,288

Common shares dividend paid	$719	$714	$712	$610	$609

Per share data
Basic net income per common share	$0.26	$0.65	$0.36	$0.33	$0.32
Diluted net income per common share	0.24	0.55	0.32	0.29	0.29
Dividends per common share	0.07	0.07	0.06	0.06	0.06
Average common shares outstanding—basic	10,470,839	10,213,264	10,179,079	10,170,734	10,162,527
Average common shares outstanding—diluted	12,615,336	12,597,394	12,597,396	12,597,299	12,593,876

Asset quality
Allowance for loan losses, beginning of period	$12,814	$13,134	$12,946	$13,047	$13,300
Charge-offs	(226)	(425)	(145)	(309)	(357)
Recoveries	279	105	333	208	104
Provision	—	—	—	—	—

Allowance for loan losses, end of period	$12,867	$12,814	$13,134	$12,946	$13,047

Ratios
Allowance to total loans	1.09%	1.11%	1.13%	1.13%	1.19%
Allowance to nonperforming assets	168.36%	154.21%	137.50%	117.19%	120.25%
Allowance to nonperforming loans	168.36%	154.41%	137.73%	117.47%	120.54%

Nonperforming assets
Nonperforming loans	$7,642	$8,298	$9,536	$11,021	$10,823
Other real estate owned	—	11	16	27	27

Total nonperforming assets	$7,642	$8,309	$9,552	$11,048	$10,850

Capital and liquidity
Tier 1 leverage ratio	12.96%	11.82%	12.69%	12.74%	12.50%
Tier 1 risk-based capital ratio	15.71%	15.87%	15.45%	15.54%	15.87%
Total risk-based capital ratio	16.74%	16.92%	16.53%	16.63%	17.01%
Tangible common equity ratio	9.80%	9.12%	9.33%	9.31%	9.30%